Exhibit 10.3

January 20, 2022

VIA E-MAIL

Re: Amendment to Employment Agreement

Dear Joe:

Reference is hereby made to the Amended and Restated Employment Agreement dated as of December 27, 2020 (the “Employment Agreement”) by and between you and Collegium Pharmaceutical, Inc. (the “Company”).

Effective as of the date of this letter, the Company and you agree to amend the Employment Agreement as follows:

1.Section 5 of the Employment Agreement is hereby amended by renumbering Section 5.1.5 as Section 5.1.6 and adding a new Section 5.1.5 which reads as follows:

“5.1.5vesting of any unvested restricted stock unit, restricted stock, stock options and other equity incentives awarded to Executive by the Company that are subject to performance-based vesting equal to what would have vested in connection with any annual or cumulative performance vesting period that ends during the eighteen (18) month period immediately following such termination of Executive’s employment, such determination to be made by the Committee in its reasonable discretion; provided, however, that with respect to performance-based vesting awards that are based on total shareholder return (“TSR”), the determination of vesting shall be based on TSR for the applicable performance period through the date of cessation of Executive’s employment.”

All terms of the Employment Agreement, except as expressly modified by this letter agreement, are hereby acknowledged and ratified.

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If you are in agreement with the terms of this letter agreement, please execute and return a fully executed copy of this letter agreement to me.

Sincerely,

Collegium Pharmaceutical, Inc.

By: /s/ Shirley Kuhlmann___________

Title: EVP & General Counsel_______

Intending to be legally bound,

agreed on this

25th day of December, 2021:

/s/ Joseph Ciaffoni__________________

Joseph Ciaffoni

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